CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Cecil Bancorp, Inc.
Elkton, Maryland

We hereby consent to the incorporation by reference into the Registration Statements on Numbers 333-35120 on Form S-3 and 333-159419, 333-153227 and 33-81374 on Forms S-8 of Cecil Bancorp, Inc. and Subsidiaries (Cecil Bancorp) of our report dated March 24, 2010, relating to the consolidated balance sheets of Cecil Bancorp as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended, which report is included in the December 31, 2009 annual report on Form 10-K of Cecil Bancorp.

Baltimore, Maryland
March 24, 2010